Exhibit 10.3

FORM OF INVESTOR Rights Agreement

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”), dated [●], 2026, is made and entered into by and among [●], a Delaware corporation f/k/a Crown Reserve Acquisition Corp. I (“Pubco”), Crown Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Ramin Farahmand and Amir Azarpad (each a “Key Company Stockholder”), (collectively, the “Founders”) and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Founders, the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, a “Holder”).

Recitals

WHEREAS, Carvix, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement, dated as of March 30, 2026 (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), by and among the Company, Pubco and Merger Sub (as defined in the BCA) in connection with the business combination of Pubco and the Company (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, pursuant to the BCA, at the closing of the Business Combination (the “Closing”), among other things, (i) the Company became a wholly owned subsidiary of Pubco and (ii) the holders of equity securities of the Company immediately prior to the Effective Time (as defined herein) received, or will receive, Class A ordinary shares, par value $0.0001 per share, of Pubco (the “Ordinary Shares”);

WHEREAS, Pubco, the Sponsor and certain investors prior to the Effective Time (the “Investors”) entered into that certain Registration Rights Agreement, dated as of November 5, 2025 (the “RRA”); and

WHEREAS, as of the Effective Time, the Holders desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

1.1  Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of Pubco, after consultation with counsel to Pubco, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed and (c) Pubco has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Holder shall be deemed an Affiliate of Pubco or any of its subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals.

“Beneficially Own” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule as in effect as of such time.

“Board” shall mean the board of directors of Pubco.

“Business Combination” shall have the meaning given in the Recitals.

“Closing” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals.

“Confidential Information” shall have the meaning given in subsection 2.1.12.

“Effectiveness Period” shall have the meaning given in subsection 5.1.1.

“Effective Time” means the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties to the BCA and specified in the certificate of merger).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Family Member” means with respect to any Person, (a) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships or (b) any trust created for the benefit of any such Person or of which any of the foregoing is a beneficiary.

“Financial Counterparty” shall have the meaning given in subsection 4.1.6.

“Founders” shall have the meaning given in the preamble.

 ”Founders Aggregate Ownership Threshold” shall have the meaning given in subsection 2.1.3.

“Founders Individual Ownership Threshold” shall have the meaning given in subsection 2.1.3.

“Founders Representative” shall have the meaning given in subsection 2.1.3.

“Governmental Entity” means a unit, subdivision or entity of any federal, national, state, county, or municipal government, including any agency, department, board or commission.

“Holder” shall have the meaning given in the Preamble.

“Holder Indemnified Persons” shall have the meaning given in subsection 6.1.1.

“Holder Information” means such information and affidavits as Pubco reasonably requests for use in connection with any Registration.

“Maximum Number of Securities” shall have the meaning given in subsection 4.1.7.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 4.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” means, (x) with respect to any Person and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Person’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that Pubco’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Ordinary Shares, (c) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of shareholders of Pubco and (y), with respect to Pubco and a specified result, taking all necessary corporate actions (to the fullest extent permitted by applicable law), to effectuate such result, and including (A) including the Persons designated pursuant to subsection 2.1.1 of this Agreement in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

“Ordinary Shares” shall mean the shares of common stock, par value $0.0001 per share, of Pubco as a Delaware corporation following the Domestication (as defined in the BCA) (“SPAC Common Stock”), as described in the Recitals. All references to “Ordinary Shares” in this Agreement shall, from and after the Domestication Effective Time, be deemed to refer to SPAC Common Stock.

“Organizational Documents” means the certificate of incorporation and bylaws of Pubco as in effect from time-to-time.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person and (ii) any Affiliate of such Person (including any partner, shareholder, member controlling or under common control with such Person).

“Person” means any person or entity.

“Piggyback Registration” shall have the meaning given in subsection 4.2.1.

“Private Placement Units” means the 375,000 units issued at a price of $8.00 per unit, pursuant to the Private Placement Unit Purchase Agreement, dated as of November 5, 2025, entitling the holders thereof to one Class B-2 Unit and two Class C Units, subject to adjustment. Upon the Domestication (as defined in the BCA), each Private Placement Unit, shall be cancelled and shall thereafter entitle the holder thereof to (A) three (3) shares of Domesticated SPAC Common Stock and (B) three (3) Domesticated SPAC Rights.

“Pro Rata” shall have the meaning given in subsection 4.1.7.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Pubco” shall have the meaning given in the Preamble.

“Registrable Security” shall mean (a) Ordinary Shares issued or issuable upon the conversion of any SPAC Founder Shares, (b) the Private Placement Units (including any Ordinary Shares issued or issuable upon the conversion or exchange of any such Private Placement Units pursuant to the Domestication under the BCA), (c) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of Pubco held by a Holder, which, for the avoidance of doubt, shall include any Ordinary Shares received by a Holder on or after the date hereof as a distribution from the Sponsor in connection with its liquidation and dissolution, (d) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of Pubco issuable upon conversion of any working capital loans in an amount up to $5,000,000 made to Pubco by a Holder and (e) any other equity security of Pubco issued or issuable with respect to any such Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations). Notwithstanding clauses (i) through (iv) above, the following securities shall constitute additional “Registrable Securities” for all purposes of this Agreement: (f) any shares of SPAC Common Stock constituting “Company Earnout Shares” (as defined in the BCA) issued or issuable to Eligible Company Equityholders (as defined in the BCA) pursuant to Section 3.03 of the BCA, and (g) any shares of SPAC Common Stock constituting “Sponsor Earnout Shares” (as defined in the BCA) issued or issuable to the Sponsor pursuant to Section 3.03(d) of the BCA, comprising up to 1,000,000 Sponsor Earnout Shares per Payment Year (as defined in the BCA) over the first three (3) Payment Years (aggregate maximum of 3,000,000 Sponsor Earnout Shares); the Shelf Registration update obligation set forth herein shall be triggered separately upon issuance of each annual tranche of Sponsor Earnout Shares pursuant to Section 3.03(d) of the BCA (collectively, clauses (f) and (g), the “Earnout Registrable Shares”), in each case for so long as such Earnout Registrable Shares remain outstanding and have not ceased to be Registrable Securities pursuant to clauses (i) through (iii) above; provided that clause (iv) shall not apply to Earnout Registrable Shares unless such shares may be freely sold without any volume, manner of sale, or other restriction under Rule 144. Pubco shall use its commercially reasonable efforts to update or supplement the Shelf Registration to cover any Earnout Registrable Shares within thirty (30) business days following the issuance of each tranche of Earnout Shares pursuant to Section 3.03 of the BCA.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Ordinary Shares are then listed);

(b)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)  printing, messenger, telephone and delivery expenses;

(d)  reasonable fees and disbursements of counsel for Pubco;

(e)  reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration or Underwritten Offering;

(f) the fees and expenses incurred in connection with the listing of any Registrable Securities on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

(g)  the fees and expenses incurred by Pubco in connection with any road show for any Underwritten Offerings; and

(h)  reasonable fees and expenses of one (1) legal counsel selected jointly by the Demanding Holders initiating an Underwritten Demand, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 4.1.5.

“RRA” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 4.1.1.

“SPAC Founder Shares” means Pubco’s Class B ordinary shares, par value $0.0001 per share (as in effect immediately prior to the Domestication Effective Time); provided that, pursuant to BCA Section 3.01(c), each SPAC Founder Share shall be converted, on a one-for-one basis, into a share of SPAC Common Stock effective as of the Domestication Effective Time. References to “SPAC Founder Shares” in this Agreement shall be deemed to include such converted shares of SPAC Common Stock.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Ownership Threshold” shall have the meaning given in subsection 2.1.2

“Sponsor Director” shall have the meaning given in subsection 2.1.1.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 4.1.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 4.1.5.

“Underwritten Offering” shall mean a Registration in which securities of Pubco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of November 5, 2025, by and between Pubco and VStock Transfer, LLC.

“Withdrawal Notice” shall have the meaning given in subsection 4.1.8.

Article 2
Governance

2.1  Board and Committees.

2.1.1 Composition of the Board. Each of the Founders and the Sponsor Representative, severally and not jointly, agrees with Pubco to take all Necessary Action to cause (x) the Board to initially be comprised of five (5) directors (including three independent directors) and (y) those individuals to be nominated in accordance with this Article 2, initially (a) four (4) of whom have been or will be nominated by the Founders (one (1) of which shall be an independent director and approved by the Sponsor), initially [●], [●], [●], and [●], as the independent director (collectively, the “Founder Directors”), and (b) one (1) of whom has been or will be nominated by the Sponsor Representative, who shall be an independent director and approved by the Founders), initially [●], as the independent director (the “Sponsor Director”). Consistent with Section 7.15 of the BCA, it is the intent of the parties that the two (2) Independent Directors shall be mutually agreed by SPAC and the Company.

2.1.2 Sponsor Representation. For so long as Crown Acquisition Sponsor LLC and each of its Permitted Transferees Beneficially Own at least [●] Ordinary Shares (as such number may be equitably adjusted for stock splits, combinations, etc. following the date hereof) in the aggregate (the “Sponsor Ownership Threshold”), Pubco shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected, one (1) individual designated by the Sponsor (the “Sponsor Representative”).

2.1.3 Founder Representation. For so long as the Founders and their Permitted Transferees Beneficially Own (i) in the aggregate, at least [●] Ordinary Shares (as such number may be adjusted for stock splits, combinations, etc. following the date hereof) (the “Founders Aggregate Ownership Threshold”), and (ii) individually, at least [●]% of the outstanding Ordinary Shares (as such percentage may be equitably adjusted for stock splits, combinations or similar recapitalizations following the date hereof) (the “Founders Individual Ownership Threshold”), Pubco shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected five (4) individuals designated jointly by the Founders (the “Founders Representatives”).

2.1.4.  [Reserved.]

2.1.5 Removal; Vacancies. Except as provided in subsection 2.1.6, and subject to Pubco’s Organizational Documents, each Founder Representative and Sponsor Representative shall have the exclusive right to (a) remove its respective nominee from the Board, and Pubco shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Founder or Sponsor Representative, as applicable, and (b) designate a director for election to the Board to fill any vacancy existing or created by reason of death, removal or resignation of its nominee to the Board. Pubco shall take, and the Sponsor and each Founder agree, severally and not jointly, with Pubco to take, all Necessary Action to cause any such vacancies created pursuant to clause (a) above to be filled by replacement directors designated by the applicable Founders or Sponsor Representative, as applicable, as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

2.1.6 Required Resignation. If, at any time, the Sponsor or the Founders, as applicable, is no longer entitled to designate the number of directors then serving on the Board as Sponsor Director or Founder Directors, respectively, pursuant to this Section 2.1, then Pubco shall take all Necessary Action to cause the number of Sponsor Directors or Founder Directors, as applicable, serving on the Board to be reduced to the number of directors that such party is then entitled to designate pursuant to this Section 2.1. In furtherance of the foregoing, the Sponsor Representative or the Founders Representative, as applicable, shall promptly cause one or more of its applicable designees to tender his or her resignation from the Board (and from all committees of the Board on which such director serves), effective as requested by Pubco to implement this subsection 2.1.6. Following any such resignation, Pubco shall promptly take all Necessary Action to reduce the size of the Board accordingly, unless the resulting vacancy is filled in accordance with this Agreement.

2.1.7 Chairperson. For so long as the Founders and their Permitted Transferees Beneficially Own, in the aggregate, at least the Founders Aggregate Ownership Threshold and each Founder and his respective Permitted Transferees Beneficially Own at least the Founders Individual Ownership Threshold, the Founders, acting jointly, shall have the right to designate the chairperson of the Board from among the then-serving Founder Directors. If the conditions in the immediately preceding sentence are not satisfied, but a Founder and his respective Permitted Transferees Beneficially Own, in the aggregate, at least the Founders Individual Ownership Threshold, then such Founder shall have the right to designate the chairperson of the Board from among the then-serving directors of the Board. If neither Founder satisfies the foregoing ownership threshold, the chairperson of the Board shall be designated in accordance with the Organizational Documents of Pubco and the applicable procedures of the Board.

2.1.8 Committees. In accordance with Pubco’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for Audit, Compensation and Nominating and Corporate Governance and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. For so long as the Founders are entitled to designate at least one (1) Founder Director pursuant to subsection 2.1.3, Pubco shall take all Necessary Action to cause each committee of the Board to include at least one (1) Founder Director designated by the Founders Representative; provided, however, that the foregoing shall be subject to applicable Law, applicable stock exchange rules and the satisfaction of any independence or other qualification requirements applicable to the relevant committee. If no Founder Director designated by the Founders Representative satisfies the independence or other qualification requirements applicable to a particular committee, Pubco shall have no obligation to appoint a Founder Director to such committee unless and until a qualified Founder Director is designated.

2.1.9 Reimbursement of Expenses. Pubco shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

2.1.10 Indemnification. For so long as any Sponsor Representative or Founder Representative, as applicable, serves as a director of Pubco, (a) Pubco shall provide such Sponsor Representative and Founder Representative with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of Pubco (provided that to the extent that any of the Sponsor Representative or Founder Representative is an employee of Pubco or any of its subsidiaries, such director shall not be entitled to benefits to which only non-employee directors are entitled) and (b) Pubco shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Representative or Founder Representative nominated pursuant to this Agreement as and to the extent provided for under applicable Law, the Organizational Documents and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights than permitted prior thereto).

2.1.11 D&O Insurance. Pubco shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as any Sponsor Representative or Founder Representative, as applicable, serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director. Upon removal or resignation of such Sponsor Representative or Founder Representative, as applicable, from the Board for any reason, Pubco shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such director for a period of not less than six (6) years from any such event in respect of any act or omission of such Sponsor Representative or Founder Representative, as applicable, occurring at or prior to such event.

2.1.12 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, Pubco agrees and acknowledges that any director designated by Sponsor or any Sponsor Representative may share confidential, non-public information about Pubco and its subsidiaries (“Confidential Information”) with Sponsor. Sponsor recognizes that it, its Affiliates and its and their respective representatives has acquired or will acquire Confidential Information the use or disclosure of which could cause Pubco substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Sponsor covenants and agrees with Pubco that it will not (and will cause its Affiliates and its and their respective representatives not to) at any time, except with the prior written consent of Pubco, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of Sponsor (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that Sponsor (x) promptly notifies Pubco of such requirement or request, (y) reasonably cooperates with Pubco to obtain a protective order, confidential treatment or similar protection with respect to such Confidential Information at the sole expense of PubCo and (z) takes commercially reasonable steps, at the sole cost and expense of Pubco, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to Sponsor before, at or after the Effective Time, without restriction, from a source (other than Pubco, its subsidiaries or its or their respective representatives) without any breach of duty to Pubco or any of its subsidiaries or (d) such information was independently developed by Sponsor or its representatives without the use of or reference to any Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit Sponsor from disclosing Confidential Information to any Affiliate, representative, limited partner, member or shareholder of Sponsor ; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and Sponsor shall be responsible for any breach of this subsection 2.1.12 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of Sponsor, unless such Confidential Information is actually provided to or used by such Person.

Article 3
Required Approvals.

3.1  Approval Rights.

3.1.1 For so long as (x) the Founders and their Permitted Transferees Beneficially Own, in the aggregate, at least [●]% of the outstanding Ordinary Shares (as such percentage may be equitably adjusted for stock splits, combinations, etc. following the date hereof) (the “Founders Ownership Threshold”) and (y) either Ramin Farahmand or Amir Azarpad is an officer of Pubco or a member of the Board, in addition to any vote or consent of the Board or the shareholders of Pubco required by applicable Law or the Organizational Documents of Pubco, the Board may not approve, or cause Pubco or any of its subsidiaries to approve, and neither Pubco nor any of its subsidiaries may take, any action set forth on Exhibit A (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise) without the prior written consent of each Founder, other than as explicitly contemplated by the BCA.

3.1. For so long as either (a) each Founder and his respective Permitted Transferees Beneficially Own, individually, at least [●]% of the outstanding Ordinary Shares (as such percentage may be equitably adjusted for stock splits, combinations or similar recapitalizations following the date hereof) and either Founder is an officer of Pubco or a member of the Board, or (b) the Founders and their Permitted Transferees Beneficially Own, in the aggregate, at least [●] Ordinary Shares (as such number may be equitably adjusted for stock splits, combinations or similar recapitalizations following the date hereof) and each Founder is an officer of Pubco or a member of the Board, then, in addition to any vote or consent of the Board or the shareholders of Pubco required by applicable Law or the Organizational Documents of Pubco, the Board may not approve, or cause Pubco or any of its subsidiaries to approve, and neither Pubco nor any of its subsidiaries may take, any action set forth on Exhibit B (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise) without the prior written consent of each Founder, other than as explicitly contemplated by the BCA.

3.1.3 In the event that (x) the prior written consent of the Founders is required hereunder pursuant to subsection 3.1.1 or subsection 3.1.2, as applicable, and (y)(i) a Founder has been removed from his position as an officer and/or director of Pubco for cause or (ii) a Founder dies or becomes disabled, then any decision of the Founders hereunder shall be exercised only by the other Founder.

3.1.4 For so long as each Founder and his respective Permitted Transferees Beneficially Own a number of Ordinary Shares at least equal to the Founders Individual Ownership Threshold, except in the event of removal for cause, neither Ramin Farahmand nor Amir Azarpad shall be removed from his position as an officer of Pubco without the written consent of the other Founder.

3.1.5 For the avoidance of doubt, upon the occurrence of an event causing the forfeiture of any right granted under any of subsections 3.1.1 through 3.1.4 (a “Forfeiture Event”), such right shall not be reinstated by developments subsequent to such Forfeiture Event, such as increased holdings of Ordinary Shares or subsequent appointments as an officer or director; provided that, if either Founder’s consent rights are forfeited due to disability such that, pursuant to subsection 3.1.3 the other Founder exercises the consent rights and such Founder subsequently is no longer so disabled, then such Founder’s consent rights will be reinstated.

Article 4
Registrations

4.1  Registration

4.1.1 Shelf Registration. Pubco agrees that, within twenty (20) business days after the consummation of the Business Combination, Pubco will use its commercially reasonable efforts to file with the Commission (at Pubco’s sole cost and expense) a Registration Statement registering the resale or other disposition of all Registrable Securities (determined as of two (2) business days prior to such filing) (a “Shelf Registration”), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

4.1.2 Effective Registration. Pubco shall use its commercially reasonable efforts to (a) cause such Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (b) keep such Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Subject to the limitations contained in this Agreement, Pubco shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by Pubco and (ii) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to subsection 4.1.1 is effective and a Holder provides written notice to Pubco that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, Pubco will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

4.1.3 Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Pubco shall, subject to Section 5.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, Pubco shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if Pubco is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (b) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that Pubco is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. Pubco’s obligation under this subsection 4.1.3, shall, for the avoidance of doubt, be subject to Section 5.5.

4.1.4 Additional Registrable Securities. Subject to Section 5.5, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Pubco, upon written request of a Holder, shall reasonably promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at Pubco’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that Pubco shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Holders.

4.1.5 Underwritten Offering. Subject to the provisions of subsection 4.1.4 and Section 4.3 of this Agreement, a Holder or group of Holders (any Holder or group of Holders being in such a case a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 4.1.1 of this Agreement (an “Underwritten Demand”); provided, that Pubco shall only be obligated to effect an Underwritten Offering if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s), which shall be reasonably acceptable to Pubco, and Pubco shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. Pubco shall, within five (5) business days of Pubco’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder that requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify Pubco, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from Pubco. Upon receipt by Pubco of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 4.1.5, shall be conditioned upon such Holder’s or Requesting Holder’ s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’ s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 4.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering.

4.1.6 Block Trades. If a Demanding Holder or Demanding Holders wishes to engage in an underwritten block trade, variable price reoffer or overnight underwritten offering, in each case, off of a Shelf Registration, then, notwithstanding the time periods set forth in subsection 4.1.5, such Demanding Holder(s) shall notify Pubco not less than five (5) business days prior to the day such offering is to commence. The aggregate offering value of the Registrable Securities requested to be registered in any such underwritten block trade, variable price reoffer or overnight underwritten offering off of a Shelf Registration must be reasonably expected to equal at least $10,000,000. Pubco shall promptly, and in any event within one (1) business day following notice to Pubco, notify other Holders of such offering and such other Holders must elect whether or not to participate by the next business day (i.e., three (3) business days prior to the day such offering is to commence) (unless a longer period is agreed to by such Demanding Holder(s)), and Pubco shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two (2) business days after the date it commences); provided that such Demanding Holder(s) shall use commercially reasonable efforts to work with Pubco and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the transaction.

4.1.7 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise Pubco, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of Pubco that were requested to be included in such Underwritten Offering, taken together with all other Ordinary Shares or other securities which Pubco desires to sell and the Ordinary Shares or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of Pubco who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of Pubco requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of Pubco that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering, as determined in good faith by Pubco (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of Ordinary Shares or other equity securities of Pubco held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of Pubco that Pubco desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary Shares or other equity securities of Pubco held by other persons or entities that Pubco is obligated to include pursuant to separate written contractual piggyback registration rights with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

4.1.8 Withdrawal. Prior to the filing of the applicable preliminary prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notice (a “Withdrawal Notice”) to Pubco and the Underwriter or Underwriters, if any. Any Holder that has elected to participate in such Underwritten Offering may elect, by written notice to Pubco within two (2) business days after receipt of the Withdrawal Notice, to continue such Underwritten Offering if the Minimum Underwritten Offering Threshold would continue to be satisfied by the Registrable Securities proposed to be sold by the remaining participating Holders. Following receipt of any Withdrawal Notice, Pubco shall promptly forward such Withdrawal Notice to each other Holder that had elected to participate in such Underwritten Offering. If an Underwritten Offering is withdrawn and not continued pursuant to the immediately preceding sentence, then Pubco shall be responsible for the Registration Expenses incurred in connection with such Underwritten Offering prior to such withdrawal; provided, however, that if the withdrawing Demanding Holder or Demanding Holders have previously withdrawn an Underwritten Offering pursuant to this subsection 4.1.8, then such withdrawing Demanding Holder or Demanding Holders shall reimburse Pubco for all such Registration Expenses (or, if there is more than one withdrawing Demanding Holder, their pro rata portion of such Registration Expenses based on the respective number of Registrable Securities each such Demanding Holder requested to be included in such Underwritten Offering).

4.2  Piggyback Registration.

4.2.1 Piggyback Rights. Subject to the provisions of subsection 4.2.2 and Section 4.3 hereof, if, at any time on or after the date Pubco consummates a Business Combination, Pubco proposes to consummate an Underwritten Offering for its own account or for the account of shareholders of Pubco, then Pubco shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (a) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (b) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 4.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Pubco included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 4.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco.

4.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Pubco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities of Pubco that Pubco desires to sell, taken together with (a) the Ordinary Shares or other equity securities of Pubco, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual piggyback registration rights with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 4.2 of this Agreement and (c) the shares of equity securities of Pubco, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of Pubco, exceeds the Maximum Number of Securities, then:

(a)  If the Underwritten Offering is undertaken for Pubco’s account, Pubco shall include in any such Underwritten Offering (A) first, the Ordinary Shares or other equity securities of Pubco that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 4.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities of Pubco, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

(b)  If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then Pubco shall include in any such Underwritten Offering (A) first, the Ordinary Shares or other equity securities of Pubco, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 4.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities of Pubco that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities of Pubco for the account of other persons or entities that Pubco is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)  If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 4.1 hereof, then Pubco shall include in any such Registration or registered offering securities in the priority set forth in subsection 4.1.7.

4.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 4.1.8) shall have the right to withdraw from a Piggyback Registration upon written notification to Pubco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 4.2.3. Pubco (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for Pubco’s account at any time prior to the effectiveness of such Registration Statement.

4.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 4.1.8, any Piggyback Registration or Underwritten Offering effected pursuant to Section 4.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 4.1 of this Agreement.

4.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of Pubco, if requested by the managing Underwriters, each Holder of Registrable Securities that participates and sells Registrable Securities in such Underwritten Offering agrees that it shall not (a) offer, sell, contract to sell, pledge (excluding bona fide pledges pursuant to margin loans or similar arrangements) or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any Ordinary Shares or other equity securities of Pubco, (b) enter into a transaction which would have the same effect as described in clause (a) above, (c) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Ordinary Shares or other equity securities of Pubco, whether such transaction is to be settled by delivery of such Ordinary Shares or equity securities, in cash or otherwise (each of (a), (b) and (c) above, a “Sale Transaction”), or (d) publicly disclose the intention to enter into any Sale Transaction, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).For the avoidance of doubt, the market stand-off restriction set forth in this Section 4.3 is in addition to, and not in lieu of, any separate lock-up agreement required to be executed and delivered at the Closing pursuant to Section 8.01(h) of the BCA (each, a “Lock-Up Agreement”). Pursuant to Section 8.01(h) of the BCA: (i) the Sponsor shall execute and deliver a Lock-Up Agreement covering all shares of SPAC Common Stock acquired in connection with the Transactions (including any Sponsor Earnout Shares and any shares acquired in the PIPE Financing), with a lock-up period expiring on the earlier of (A) six (6) months following the consummation of the PIPE Financing or (B) eighteen (18) months following the Closing; and (ii) each director and officer of Pubco immediately upon Closing shall execute and deliver a Lock-Up Agreement covering all shares of SPAC Common Stock acquired in connection with the Transactions, with a lock-up period expiring eighteen (18) months following the Closing. Each Lock-Up Agreement shall be an Ancillary Agreement under the BCA and its execution and delivery at the Closing shall constitute a condition to Closing thereunder.

4.4  Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to Pubco and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case Pubco shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Pubco to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering. In such event, Pubco shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that Pubco shall not defer its obligations in this manner more than once in any twelve (12) month period.

Article 5
PUBCO Procedures

5.1  General Procedures. Pubco shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto Pubco shall, as expeditiously as possible and to the extent applicable:

5.1.1 prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective in accordance with Section 4.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

5.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement, any Underwriter or the Sponsor (provided that at the time of such request, [●] and its Permitted Transferees holds at least [●]% of the amount of outstanding Ordinary Shares of Pubco that they held immediately after the Closing), or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by Pubco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

5.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that Pubco will not have any obligation to provide any document pursuant to this subsection 5.1.3 that is available on the Commission’s EDGAR system;

5.1.4 prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

5.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

5.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

5.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that Pubco will not have any obligation to provide any document pursuant to this subsection 5.1.8 that is available on the Commission’s EDGAR system;

5.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 5.4 of this Agreement;

5.1.10 in the event of an Underwritten Offering (including an underwritten block trade) or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;

5.1.11 obtain a comfort letter from Pubco’s independent registered public accountants in the event of an Underwritten Offering (including an underwritten block trade) or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by Pubco’s independent registered public accountants and Pubco’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

5.1.12 in the event of an Underwritten Offering (including an underwritten block trade) or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing Pubco for the purposes of such Registration, addressed to the participating Holders, the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

5.1.13 in the event of an Underwritten Offering (including an underwritten block trade) or sale by a Financial Counterparty pursuant to such Registration to which Pubco has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to Pubco;

5.1.14 in the event of any Underwritten Offering (including an underwritten block trade) or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

5.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

5.1.16 with respect to an Underwritten Offering pursuant to subsection 4.1.5 use its commercially reasonable efforts to make available senior executives of Pubco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

5.1.17 in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities; and

5.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, Pubco shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

5.2  Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by Pubco. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

5.3  Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide Pubco with its requested Holder Information, Pubco may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Pubco determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of Pubco pursuant to a Registration initiated by Pubco hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by Pubco and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

5.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

5.4.1 Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by Pubco that the use of the Registration Statement or Prospectus may be resumed.

5.4.2 Subject to subsection 5.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require Pubco to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to Pubco for reasons beyond Pubco’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to Pubco and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, Pubco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by Pubco to be necessary for such purpose. Notwithstanding the foregoing, Pubco may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of Pubco’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 5.4.4. In the event Pubco exercises its rights under the preceding sentences in this Section 5.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 5.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. Pubco shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 5.4.

5.4.3 Subject to subsection 5.4.4, (a) during the period starting with the date thirty (30) days prior to Pubco’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Pubco-initiated Registration and provided that Pubco continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 4.1.5, Holders have requested an Underwritten Offering and Pubco and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, Pubco may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 4.1.5 or Section 4.4.

5.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 5.4.2 or a registered offering pursuant to subsection 5.4.3 shall be exercised by Pubco on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period, except with the consent of the Holders holding a majority of the Registrable Securities initially requesting such registration.

5.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Pubco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, Pubco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article 6
Indemnification and Contribution

6.1  Indemnification.

6.1.1 Pubco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this subsection 6.1.1) resulting from any Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to Pubco by or on behalf of such Holder Indemnified Person specifically for use in the Registration Statement or Prospectus in which the Misstatement was made.

6.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify Pubco, its officers, directors, employees, advisors, agents, representatives and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this subsection 6.1.2) resulting from any Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to Pubco by or on behalf of such Holder specifically for use in the Registration Statement or Prospectus in which the Misstatement was made. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

6.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

6.1.5 If the indemnification provided under Section 6.1 is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 6.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 6.1.1, 6.1.2 and 6.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 6.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 6.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 6.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article 7
Miscellaneous

7.1  Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (c) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to Pubco, to: [●], Attention: [●], [TITLE] , or by email at: [●]; to the Sponsor, to: Eric Sherb, Managing Member, or by email at: [●]; and, if to any other Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for f at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 7.1.

7.2  Assignment; No Third Party Beneficiaries.

7.2.1 This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part.

7.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

7.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 7.2 hereof.

7.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (a) written notice of such assignment as provided in Section 7.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to Pubco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void. Notwithstanding the foregoing, the rights, duties and obligations under Article 2 and Article 3 may not be assigned or delegated by the parties thereto in whole or in part.

7.3  Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

7.4  Governing Law; Venue.

7.4.1 NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION;

7.4.2 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.5  Amendments and Modifications. Upon the written consent of (a) each of Pubco, the Sponsor, and the Founders, with respect to waivers, amendments or modifications of Article 2, Article 3, Article 1 (to the extent that it relates to Article 2 or Article 3) or this Article 7 (to the extent that it relates to Article 2 or Article 3), or (b) each of Pubco and the Holders of at least a majority in interest of the Registrable Securities at the time in question, with respect to waivers, amendments or modifications of Article 4, Article 5, Article 6, Article 1 (to the extent that it relates to Article 4, Article 5 or Article 6) or this Article 7 (to the extent that it relates to Article 4, Article 5 or Article 6), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected; No course of dealing between any Holder or Pubco and any other party hereto or any failure or delay on the part of a Holder or Pubco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.6  Other Registration Rights. Pubco represents and warrants that no person, other than(a) a Holder of Registrable Securities, (b) the holders of Pubco’s warrants pursuant to the Warrant Agreement, and (c) any PIPE Investors or ELOC Investor (each as defined in the BCA) who have been granted registration rights pursuant to the Subscription Agreements or the ELOC Purchase Agreement (each as defined in the BCA) entered into in connection with the Private Placements contemplated by Section 7.19 of the BCA, has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.7  Term. Section 4 and Section 5 shall each terminate in accordance with its terms. The remainder of this Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Article 6 shall survive any termination.

7.8  Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.9  Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the RRA shall no longer be of any force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

Crown Reserve Acquisition Corp. I
a Delaware corporation

By:
	Name:	Prashant Patel
	Title:	Chief Executive Officer
SPONSOR:

Crown Acquisition Sponsor LLC,
a Delaware limited liability company

By:
	Name:	Eric Sherb
	Title:	Managing Member

FOUNDERS:

By:
Ramin Farahmand

By:
Amir Azarpad

[Signature Page to Investor Rights Agreement]

HOLDERS:

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Investor Rights Agreement]

Exhibit A

1.	Any liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding of Pubco or any of its subsidiaries.

2.	Any material change in the nature of the business of Pubco and its subsidiaries.

3.	Any repurchase of Ordinary Shares or other equity securities of Pubco, except for repurchases pursuant to a repurchase plan or certain repurchases from employees, in each case, which are approved by the Board.

4.	Incurrence of indebtedness for borrowed money by Pubco and/or any of its subsidiaries in an aggregate principal amount in excess of $[•] million, other than borrowings under an existing revolving credit facility.

5.	Any amendment of the organizational documents of Pubco or any of its subsidiaries.

6.	Designation of any class of equity securities.

7.	Any issuance of equity securities or rights to acquire equity securities, other than pursuant to employee incentive plans approved by the Board.

8.	Declaration of dividends or reclassification of equity securities or securities convertible into equity securities (other than any such declaration or reclassification with respect to a wholly owned subsidiary of Pubco).

9.	Establishment of, or amendment or modification to, any employee incentive plans of Pubco or any of its subsidiaries.

Exhibit B

1.	Entering into or effecting a transaction in which any one Person, or more than one Person that are Affiliates or that are acting as a group, acquire ownership of equity securities of Pubco which, together with the equity securities of Pubco held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Pubco.

2.	Entering into agreements providing for or consummating the acquisition or divestiture of assets or equity security of any Person, with aggregate consideration in excess of $[●] million in a single transaction or series of related transactions, whether by purchase, sale, contribution, merger or otherwise.

3.	Entering into any joint venture or similar business alliance having a fair market value in excess of $[●] million.